For Further Information:
James C. Gale
Senior Vice President
Finance and Chief Financial
Officer
703/802-9259
FOR IMMEDIATE RELEASE

     GENICOM AND HARRIS ADACOM NETWORK SERVICES, INC.
                 FINALIZE THEIR AGREEMENT

Chantilly, VA - - March 2, 1995 - - GENICOM Corporation
(Nasdaq-NNM:GECM) today announced that it has completed the acquisition of substantially all of the assets and certain liabilities of Harris Adacom Network Services, Inc.
("HANS"), including all of the stock of HANS's Canadian subsidiary, Harris Adacom Inc. Under the agreement,
GENICOM acquired HANS's service depot facility, field service operations, hardware integration business and network diagnostic and monitoring operations in the United
States and Canada.

The acquisition of HANS is expected to add approximately $
36.0 million in annual revenues to GENICOM, whose revenues totaled $ 233.8 million in 1994. This additional business together with the elimination of duplicative cost structures, is expected to favorably impact GENICOM's 1995 earnings.

GENICOM Corporation, through its worldwide operations, designs, manufactures, markets and services a wide range of computer printer technologies for general purpose applications as well as a line of hermetically sealed relays. Through its Enterprising Service Solutions business, GENICOM provides multivendor depot and field support, express parts and professional services. GENICOM has its headquarters near Washington, D.C.

                     # # # # # # # # #